Exhibit 99.2

iVOW, INC.

Third Quarter 2005 Conference

November 14, 2005, 9:00 a.m., PT

Financial Relations Board

Chairperson: Tony Rossi

Operator

Ladies and gentlemen, thank you for standing by and welcome to iVOW third quarter 2005 conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should require operator assistance during the conference, please press the star key followed by the zero. As a reminder, this conference is being recorded today, Monday, November 14, 2005.

I would now like to turn the conference over to Tony Rossi of the Financial Relations Board. Please go ahead.

T. Rossi	Thank you, operator. Good morning, everyone, and thank you for joining us to discuss third quarter results with the management of iVOW, Incorporated.

With us today from management are Dr. Michael Owens, Chief Executive Officer, and Brad Hanson, Chief Financial Officer. Management will provide an overview of the quarter and we’ll then open up the call to your questions.

This conference call may contain forward-looking statements concerning the business and products of iVOW. Actual results may differ materially, depending on a number of risk factors including but not limited to the following: the company’s efforts to maintain the continued listing requirements of the NASDAQ stock market, the company’s ability to raise additional capital to fund its operations and execute its business plan, its ability to penetrate the market for obesity surgery management services and customer acceptance of its products and services. Other risks inherent in the company’s business are described in the Securities and Exchange Commission’s filings including its annual report on Form 10-K for the year ended December 31, 2004.

The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.

With that I would now like to turn the call over to Dr. Michael Owens. Dr. Owens.

Dr. Owens	Thank you, Tony. Good morning and welcome to our conference call to discuss the results and events of the third quarter of 2005.

We are very pleased to report that for the second consecutive quarter we generated a meaningful increase in our top line. Our third quarter revenues were $320,000, an increase of 26% over the previous quarter. This growth is primarily being driven by the increased contributions from our consulting products on top of the management fees we received from our iVOW Centers.

The improved sales performance in the third quarter is attributable to a number of factors. First, there is a general perception that the climate for bariatric surgery has improved over the past few months which helps to stimulate demand for our services.

Second, we have added Mary Pat Simms to our management team in the position of Vice President of Sales. Mary Pat brings a wealth of experience in selling outsourced products and services and frankly this is a skill set that we have lacked since transitioning to our pure play service model. Mary Pat’s efforts have invigorated our sales process and reinforced the role of all of our staff in the sales and revenue efforts.

Third, we have been very active on the marketing front. In the past few months we have exhibited our portfolio of management and consulting services at the annual conferences of the American Society of Bariatric Physicians, the National Association of Health Services Executives, and the American College of Surgeons, among others. These exhibitions have generated significantly and we are very pleased with the growing pipeline of business opportunities we are building.

While we are pleased with the progress we’ve made in the third quarter, the most significant development for the company took place shortly after the quarter ended. As we announced last month, we have acquired Sound Health Solutions or SHS which is a Seattle based services provider specializing in the treatment of obesity. South Health Solutions, SHS, is now a wholly owned subsidiary of iVOW, Inc.

SHS primarily contracts with corporations and insurance companies to provide weight management services as part of a company’s benefit program.

SHS has produced impressive weight loss results through a four-pronged approach consisting of physician supervision, exercise, nutritional education and behavioral change. The addition of SHS as a highly respected medical treatment model to our bariatric surgical model will both significantly and proactively better align iVOW with the morphing and emerging treatment approaches for chronic and morbid obesity.

We intend to continue offering the SHS weight management program as a standalone service as well as packaging it with our surgical model for those clients that are looking for a more comprehensive approach. SHS has built a strong regional practice that we believe can be expanded nationally as we increase the marketing efforts. With a more expansive marketing campaign we believe we can generate greater awareness for the impressive results that SHS can deliver for patients and how that translates into a strong return on your investment for corporations offering this program to their employees.

We are very pleased that the two founding physicians of SHS, Dr. Teresa Girolami and Dr. Frances Gough, have signed multi-year agreements with iVOW and will be an integral part of the leadership team going forward. Whereas they no longer have to do day-to-day administrative tasks which were burdening them, the two doctors have continued their sales and marketing efforts and have increased time to focus their energy on the sales and marketing effort since the acquisition. They were the driving force behind SHS’s recent poster presentation at the annual meeting of the North American Association for the Study of Obesity and we are excited and energized by the pipeline of opportunities SHS has to continue to grow this business.

We expect SHS to generate approximately $1.8 million in revenue for the full year 2005 and based upon its historical trends, we expect this business to grow 15% to 20% in 2006. The revenue from SHS began contributing to iVOW’s consolidated financial statement earlier this month. Perhaps most importantly, through this acquisition we have fundamentally changed the macro factors impacting the company and in the process reduced the significance of the impending national coverage determination decision by Medicare to the future outlook of iVOW.

With a more comprehensive service approach, we believe our ability to generate long term growth is now considerably less constrained by the reimbursement environment for bariatric surgery per se. We are now uniquely positioned in the marketplace to offer hospitals, payors and employers a comprehensive program that includes both medical and surgical treatment options for patients.

In looking at the competitive landscape we do not see any competitors that combine a surgical model and bonafide medical model with documented outcomes that iVOW is now bringing to the marketplace.

Moving to other significant events, we completed our private placement in late July which generated net proceeds of $2.2 million. This capital raise facilitated the acquisition of SHS while also allowing us to regain compliance with the stockholders’ equity requirements for continued listing on the NASDAQ capital market. Combined with the reverse stock split that raised our stock price above the minimum bid requirement, we are now in good standing with all of the NASDAQ continued listing requirements.

In closing I would like to thank our shareholders for their support during a challenging and difficult period. We are confident that the recent steps we have taken have increased our ability to service the growing demand for chronic and morbid obesity treatment and that these steps significantly enhance our opportunities to grow the business going forward.

That concludes the formal remarks for today. Brad I would now be pleased to answer any questions you may have. Operator.

Operator

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you do have a question, please press the star key followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star key followed by the two. You will hear a three-tone prompt acknowledging your selection. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please.

Our first question comes from Stephen Dunn with Dawson James. Please go ahead.

S. Dunn

Good morning, Michael and Brad. A couple questions. First, you had made the comment you felt the climate for bariatric surgery has improved. Could you characterize that? Is that based on reimbursements or just lack of negative press now or what makes you feel the climate’s improved?

M. Owens

I would base that upon the fact that we’re getting more spontaneous calls into the company asking us about our services. I also base it upon the fact that the medical malpractice crisis has plateaued and the absolute confusion in terms of the payor environment has settled out such that at least now the landscape is more clear for providers with respect to whether or not reimbursement is available in a given market.

S. Dunn	Do you have any prognostications about the future of that and/or the Medicare decision?

M. Owens	I’m not a soothsayer. I am concerned about the Medicare decision. In the context where the Federal Treasury has been Katrina’ed and there’s already discussions about even the payments for benefits which have been approved by CMS and the budget deficit pressures, I am not optimistic about a favorable ruling on the coverage of bariatric surgery for Medicare.

One of the things I’ve always had in my mind was in fact hoping for the circumstance of having a favorable Medicare ruling and a favorable medical management model. It was always very clear to me that one was an insurance policy, if you will, against the other. I am quite pleased to have acquired SHS because I think it does dramatically improve and somewhat insulate us if there is a negative decision.

If there’s a positive decision, it just puts that much more wind in our sails. I think it will hurt our competition if there’s a negative decision much more so than us and that was part of our strategic positioning in the acquisition.

S. Dunn	And that decision, because Medicare, it’s not so much Medicare of the elderly that would get this, it’s the Medicaid component is the concern, correct?

M. Owens

It’s the disabled Medicare beneficiary, not even the Medicaid per se. Those individuals who are disabled to SSI are the individuals who are the most significant, although there is quite clearly usually a corollary impact upon Medicaid.

S. Dunn

Alright. Let’s move on to the new acquisition, SHS. I believe the numbers from Brad were the acquisition costs and stock cash and repayment of debt or assumption of debt was about $1.2 million. And this morning you said that you believe SHS’s revenue line for all of 2005 is $1.8 million. Is that correct?

M. Owens	Correct.

S. Dunn	Can you give us any guidance, of the $1.8 million in the top line how much of that makes it down to the bottom line?

M. Owens

SHS is in a negative cash burn until the end of the first quarter of ‘06 and after that period of time SHS should be running rate break even. I’m expecting I believe a year loss of SHS in the $100,000 to $150,000 range.

S. Dunn	To converts to break even. When do you feel you would convert ... it would go to cash flow positive?

M. Owens	I presume cash flow positivity as early as April 2006.

S. Dunn	Now they contract with corporations to offer employees weight management services. Is your thinking that this would dovetail onto the postoperative care for bariatric surgery?

M. Owens

It presents a very desirable environment. We get more than just the postoperative component. As you will appreciate, there is a lot of demand now by people, the insurance carriers and even employers that there be a medical management program or process, in some areas as much as 6 months, others up to 3 years, prior to a person qualifying for bariatric surgery. This is an opportunity for us to have that product for the morbidly obese who are ultimately going to be surgical candidates to be involved on the front of that equation.

You also as you allude, have an opportunity for ongoing maintenance because of the exercise, nutrition and the mental health component to have structured programs after gastric bypass surgery which we all strongly believe to be heavily contributory to the ultimate success of the procedure because the procedure is basically a tool, not a cure-all.

In addition, SHS treats the part of the spectrum which is not in the so-called morbid obese category. They have data which deals with BMIs down to 27 as opposed to the BMI of 35 with morbidity for gastric bypass surgery. So you both get medical model intervention pre-surgery, multi-disciplinary intervention post surgery, plus a spectrum of people who didn’t qualify for surgery per se with additional BMI consideration which is actually a larger population than the population that qualifies for bariatric surgery through the acquisition of SHS.

S. Dunn	Do they also have the ability to dispense obesity pharmaceuticals?

M. Owens

They do not dispense obesity pharmaceuticals and philosophically I am not, as are they, at the point where there’s a lot of confidence in obesity pharmaceuticals here to date. We expect to see something potentially as early as this time next year which are more meaningful, but right now the up and down spectrum of 10 pounds, 20 pounds that are available through these pharmaceuticals are not part of what we think is sustainable weight loss.

S. Dunn	A final question and I’ll get back in the queue. You announced your desire to expand the SHS concept nationally. Could you elaborate your plans on how to do that or what you’re thinking?

M. Owens

There’s several potential models. One model is obviously the franchise consideration, another is the licensing of their intellectual property consideration. At this juncture both the build, the lease and the license considerations are all in play. More work needs to be done to have a definitive approach and that work will be done within the next 90 to 120 days.

S. Dunn	But it doesn’t sound like your plan A is to have these all company iVOW owned centers.

M. Owens

I really think it’s ... I have not agreed upon on what the ultimate strategy is going to be and I’m not interested in giving a competitive tip at this point until I actually know what it is I’m going to do. That is under consideration. Owned centers is a meaningful part of the considerations underway.

S. Dunn	Alright. Thanks, guys. I’ll jump back in the queue. Thank you.

Operator	Thank you. Our next question comes from William Dugdale with Montchanin Asset Management. Please go ahead.

W. Dugdale

Good morning, Michael. Two questions back to the Centers of Excellence. First question, the 3 hospitals that you currently are working with, can you give us an idea of what the patient count has been at those hospitals and through patient count also what the revenues have looked like at these hospital. What kind of growth have you shown at them?

M. Owens

The one hospital, the one we’ve managed the most which is in Virginia had a 20% year-over-year revenue increase in terms of the hospital. The management fee we receive there is pegged to a macroeconomic index and it was our beta site and does not drive incremental revenue other than payment of bonuses and what amounts to a medical COLA to the company. They are doing about 600 cases a year.

The marketplace in New York is basically a flat management fee as well with an incremental increase for our performance targets. We are now roughly 6 months into that contract and that’s the Lennox Hill site. The New York market has been bumpy because of malpractice considerations in the New York market, not for these particular surgeons, but from the carriers’ perspective, but it seems to be going well.

The reimbursement for each one of those individual contracts I really don’t think are appropriate to put out over the air.

The Pioneer Center in the desert is a brand new de novo center and it is replete with virtually every bump in the road one can think of to launch a program. The greatest single issue is the full completion of training of the designated surgeon who is now in the process of going through a new product we have which is called an extended bariatric preceptorship and it’s part of the reason our revenue increased for this quarter and that is where there’s about 20 patients required to hit the first medical risk liability bump or hurdle. He’s in the process of getting those 20 cases done under the auspices of a person who’s done over 1,000 cases as part of that program ramp up and build up. That program is coming together nicely, but it has been a very arduous process with that center.

W. Dugdale	A question on the pipeline, both at the Centers of Excellence and also in the consulting side. You’ve talked about the pipeline seems to be building, can you kind of put some meat on the bone?

M. Owens	I can’t tell you how many ...

W. Dugdale	Not specific names, but an idea of ...

M. Owens

I can tell you we have 5, I think there’s 5 meaningful programs under discussion for the Center of Excellence approach on the bariatric surgical facilities side. We have probably 3 meaningful consulting engagements under discussion. On the SHS side of the table, we have about 5 company and/or insurance carrier discussions equally underway so that’s pretty much what it looks like at this point.

W. Dugdale	Michael, on SHS do people actually come in to Seattle to take part in the services or is it mostly local? My sense is it’s mostly local companies.

M. Owens	Mostly local companies.

W. Dugdale	Are you marketing in other cities and they would come into participate in the program?

M. Owens

They’ve been in the house 2 weeks so that’s part of the strategy that will take place. There is some opportunity for regional pull a la structure houses which brings people in from around the country, but at this juncture it’s basically a regional format and we’d be more inclined to go to where the people are if we have employers and/or insurance companies that have hot markets for need than trying to fly people in.

W. Dugdale	One final question on the cost side, cash burn side. What’s your headcount right now, not including SHS, the headcount in San Diego?

M. Owens	Well the headcount in the non-SHS company is about 14.

W. Dugdale	Okay, so you’ve reduced that. And anything on cash burn, continuing to reduce that cash burn or should we expect it to be about where it was in this third quarter?

M. Hanson

You’ll have a slight increase in the cash burn because of the acquisition of SHS, but nothing that I would call dramatic so you should expect it to be at about the same ratio. Bear in mind we fairly substantially reduced the cash burn of the company when we did both the layoff and the restructuring in the second quarter which has had significant impact upon our results this quarter.

W. Dugdale	Congratulations on the acquisition. I know you worked hard on it. Thank you very much.

M. Owens	Thank you.

Operator	Our next question is a follow up from Stephen Dunn. Please go ahead.

S. Dunn	Hi, guys. Just one quickie. What can you go on the record or what do you feel comfortable for as far as giving us guidance for the combined entities for 2006?

M. Owens

Stephen, I think that I’m looking at a 15% to 20% ramp in the SHS number. The number on the Center of Excellence side if you will is still much too unclear for me to be willing to give guidance on that side of the company. I do expect us to have substantially improved revenue on that side of the company, but I just think that knowing what Medicare does, they’re supposed to give us a ruling on November 24th, at least that’s what statutorily they’re supposed to do, will help me better feel where we are. I’ll be better positioned also to see what kind of traction my VP of sales is having on the company so that’s a question that is better for me to be able to address early to mid-first quarter next year than at this time.

S. Dunn	The November 24th date, they can miss that date though if I understand it.

M. Owens

The feds have the ability to delay the decision. They have to formally delay the decision or make a known decision. By statute they’re supposed to make a decision, but they do have the authority to delay and defer, you’re correct.

S. Dunn	Okay. Well thanks so much, guys.

M. Owens	My pleasure.

Operator	Thank you. Gentlemen, at this time I will turn the conference back to you for any closing comments you may have.

M. Owens	Thank you for joining us today. We look forward to talking with you again at the end of the next quarter. Thank you very much. Have a great day.

Operator

Thank you. Ladies and gentlemen, that conclude today’s teleconference. If you would like to listen to a replay of today’s conference you may dial 303-590-3000 or 1-800-405-2236 followed by the access code of 11044892 followed by the pound sign.

Once again, thank you for your participation in today’s conference and at this time you may disconnect.